EXHIBIT 11 - AUDITOR'S CONSENT


Independent Auditor's Consent


We consent to the inclusion of our report dated March 19, 2018, with respect to the financial statements of Multi-Housing Income REIT, Inc. as of November 30, 2017 and for the period from October 17, 2017 through November 30, 2017, in this Regulation A Offering Circular on Form 1-A of Multi-Housing Income REIT, Inc.

/s/ CohnReznick LLP

Bethesda, Maryland
March 19, 2018
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